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                                                                   EXHIBIT 10(d)

                            LINE OF CREDIT AGREEMENT


                  LINE OF CREDIT AGREEMENT, dated as of January 14, 1997, between NUCLEAR RESEARCH CORPORATION, a Pennsylvania corporation, with its principal place of business at 125 Titus Avenue, Warrington, Pennsylvania, 18976, (the "Borrower") and CORESTATES BANK, N.A. ("Bank"), with offices at 4259 West Swamp Road, Suite 410, Fourth Floor, Doylestown, Pennsylvania, 18901. The parties hereto agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  Section 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

                  "Affiliate" means any person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds twenty-five percent (25%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) twenty-five percent (25%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Agreement" means this Line of Credit Agreement, as amended, supplemented, or modified from time to time.

                  "Bank" means CoreStates Bank, N.A. ("CoreStates"), unless the context indicates otherwise.

                  "Borrower" means Nuclear Research Corporation, unless the context indicates otherwise.

                  "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Philadelphia are authorized or required to close under the laws of the Commonwealth of Pennsylvania.

                  "Capitalized Lease Obligations" means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (l) is required by GAAP to be reflected as a liability on the face of the balance sheet

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of the lessee, or (2) based on actual circumstances existing and ascertainable either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably by anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee's obligations and the lessor's rights under the lease both during and at the termination of the lease, as would be imposed on the lessee by any lease which is required to be so reflected on the balance sheet of the lessee or by the ownership of the leased property.

                  "Collateral" means all property which is subject or is to be subject to the Lien granted by the Security Agreements.

                  "Debt" means (l) indebtedness or liability for borrowed money or for the deferred purchase price of property or service (including trade obligations); (2) obligations as lessee under Capital Lease Obligations; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under acceptance facilities; (6) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (7) obligations secured by any Lien on property owned by any Person, whether or not the obligations have been assumed.

                  "Default" means any of the events specified in Section 7.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Environmental Law" means any presently existing or hereafter enacted or decided federal, state or local statutory or common laws relating to pollution or protection of the environment, including without limitation, any common law of nuisance or trespass, and any law or regulation relating to emissions, discharges, releases or threatened release of pollutants, contaminants or chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemicals or industrial, toxic or hazardous substances or waste.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.


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                  "Event of Default" means any of the events specified in
Section 7.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Guarantors" mean N.R.C. Acquisition Corp., a Pennsylvania corporation and Measurement Dynamics LLC, a New Jersey limited liability company.

                  "Guaranty Agreements" mean the Guaranty Agreements dated as of the date of this Agreement, as amended, modified or supplemented from time to time, executed and delivered by the Guarantors to the Bank.

                  "Hazardous Materials" means any contaminants, hazardous substances, regulated substances or hazardous wastes which may be the subject of liability pursuant to any Environmental Law.

                  "Head Office" means the principal office of CoreStates Bank, N.A. at 4259 Swamp Road, Doylestown, Pennsylvania 18901.

                  "Lending Office" means for each type of Loan, the Lending Office of the Bank (or of an affiliate of the Bank) designated for such type of Loan on the signature pages hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Borrower as the office at which its Loans of such type are to be made and maintained.

                  "Letters of Credit" has the meaning assigned to that term in
Section 2.14 of this Agreement, but in no event shall such term include the existing performance Letter of Credit issued by Bank to Kepco in the approximate amount of $647,109.00 and any other Letters of Credit issued by Bank in connection with Borrower's sales of large radiation monitoring systems where Bank, in its sole discretion, upon request of Borrower and after applying Bank's normal credit extension policies and procedures, approves such performance Letters of Credit and agrees that same shall not be backed by this Line of Credit Agreement.

                  "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

                  "Loan(s)" means the Line of Credit Loans.

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                  "Loan Document(s)" means this Agreement, the Note, the
Mortgage, the Guaranty Agreements, the Assignment of Proceeds of Letter of Credit, the General Assignment of Government Contracts and Proceeds Thereof, and the Security Agreements.

                  "Note" means the Master Demand Note.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

                  "Prime Rate" means the rate of interest for loans established by Bank at its Head Office from time to time as its prime rate.

                  "Security Agreement(s)" means, collectively, the Security Agreements to be delivered by the Borrower and the Guarantors under the terms of this Agreement, unless the context indicates otherwise.

                  "Subsidiary" means a corporation the shares of stock of which having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by the Borrower or Guarantors.

                  Section 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.


                                   ARTICLE II

              AMOUNT AND TERMS OF THE LOANS; SECURITY FOR THE LOANS

                  Section 2.01. Line of Credit. The Bank agrees, on the terms and conditions hereinafter set forth, to make loans (the "Line of Credit Loans") to the Borrower from time to time, in accordance with the terms of the Master Demand Note as defined below, in an aggregate amount not to exceed, at any one time outstanding, a sum equal to Five Million Five Hundred Thousand Dollars ($5,500,000.00) (the "Borrowing Availability"). The Borrowing Availability shall be reduced from time to time by the face amount of all Letters of Credit then outstanding and may, at Borrower's option, be permanently reduced from time to time in amounts designated by Borrower to Bank. In the event of such reduction by Borrower, the Note and other Loan Documents shall be modified as required by Bank to reflect such reduction. Within the limits of the amount set forth in this Section 2.01, and subject to the provisions of this Agreement, including, without limitation, the Bank's right to demand repayment of the Line of Credit Loans at any time, the Borrower may borrow, repay and reborrow under this
Section 2.01.

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                  Section 2.02.  Notice and Manner of Borrowing.

                        (1) A person duly authorized under Subsection 2.02(b) below may request Loans by telephonic (confirmed in writing) or written notice to Bank not in excess of the maximum amount of the Line of Credit in the aggregate at any time outstanding. If Bank elects to make a Loan, then Bank will credit Borrower's designated account with Bank or wire such sum upon Borrower's written instructions. Notwithstanding the foregoing, unless Bank notifies Borrower to the contrary, Bank agrees, at Borrower's request, to provide to Borrower a daily automatic sweep service (the "Sweep") by way of a debit against or credit to Borrower's designated account with Bank by automatically making a Loan when and in the amount necessary to be applied to cover items charged against that account not otherwise covered by funds in the account or by automatically transferring excess funds on deposit in that account to be applied to pay down Loans, as applicable, as of the close of each banking day. Upon Borrower's request Bank will forward to Borrower a written advice or statement of each Loan which will specify the manner of disbursement and such other terms as may have been agreed to.

                        (2) Any and all documents required to be executed in conjunction with Loans may be signed by any of the officers or other persons duly authorized by Borrower's borrowing resolutions as in effect from time to time ("Authorized Person"), provided that a copy of all such resolutions is certified by the Secretary of Borrower's corporation and delivered to Bank. The Bank shall incur no liability to Borrower or any other person in acting upon any request for a Loan which Bank believes in good faith to have been made by a person duly authorized to borrower on Borrower's behalf as set forth in Borrower's borrowing resolutions.

                  Section 2.04. Interest. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Line of Credit Loans made under this Agreement at a rate per annum equal to the Prime Rate.

                            Any change in the interest rate based on the Prime
Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

                            Interest on each Note shall be calculated on the
basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed.

                            Each overdue payment of principal on any Loan and,
to the extent permitted by law, each overdue payment of interest shall bear interest, payable on demand, for each day until paid at a rate per annum equal to 2% in excess of the rate of interest borne by the overdue Loan; provided that no interest shall accrue hereunder in excess of the maximum rate permitted by law.

                            Interest on the Loans shall be paid monthly in
immediately available funds at the Head Office of Bank or such other location as Bank may direct in accordance with the terms of the Note.

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                  Section 2.05. Note. The Line of Credit Loans made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower duly completed, in the principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000.00), dated the date of this Agreement, payable to the Bank (said promissory note, as it may be hereafter amended, renewed or extended, the "Master Demand Note"). The amount of each Line of Credit Loan and payment of principal and interest received by the Bank on account of the Line of Credit Loans, shall be evidenced by the Bank's records, which shall, in the absence of error, be conclusive as to the outstanding balance of the Line of Credit Loans made by the Bank and interest thereon.

                  Section 2.06. Method of Payment. The Borrower shall make each payment of principal of and interest on the respective shares of all Loans made under this Agreement and under the Note and all fees owing to the Bank on the date when due in lawful money of the United States to Bank at its Head Office or other designated location in immediately available funds. The Borrower hereby authorizes the Bank to charge from time to time against any account of the Borrower with Bank any amount so due. Borrower hereby further authorizes Bank to make the Sweep. Borrower shall pay to Bank promptly such amounts as may be due if Borrower's deposit account balances are insufficient. Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

                  Section 2.07. Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower for working capital requirements, and to back Letters of Credit issued by Bank for the benefit of Borrower, and for Borrower's other business purposes.

                  Section 2.08. Security for the Loans. As security for the Loans and for all amounts payable hereunder and under the Note as well as for all other existing and future liabilities, whether absolute or contingent, due or to become due of the Borrower to the Bank under any other loans or extensions of credit by the Bank to the Borrower, the Bank shall receive the following:

                            (l) Valid, perfected first liens on and security
interests in the following Collateral:

                                      (i All of the property, real or personal,
tangible or intangible of the Borrower, now owned or hereafter acquired, referred to in the Security Agreements, including without limiting the generality of the foregoing, all of the Borrower's accounts, accounts receivable, inventory and return goods, machinery, equipment, furniture, fixtures, leasehold improvements, chattel paper, documents of title, contract rights and general intangibles, including registered trademarks, trade names and patents. The security agreements, UCC-l Financing Statements, and all other instruments necessary to create a perfected first lien in the aforesaid assets shall be referred to herein collectively as the "Borrower's Security Agreements".

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                                      (ii All of the property, real or personal,
tangible or intangible of the Guarantors, now owned or hereafter acquired, referred to in the Security Agreements, including without limiting the generality of the foregoing, all of the Guarantors' accounts, accounts receivable, inventory and return goods, machinery, equipment, furniture, fixtures, leasehold improvements, chattel paper, documents of title, contract rights and general intangibles, including registered trademarks, trade names and patents. The security agreements, UCC-l Financing Statements, and all other instruments necessary to create a perfected first lien in the aforesaid assets shall be referred to herein collectively as the "Guarantors' Security Agreements."

                            (2) A valid fifth lien mortgage ("Mortgage")
executed by the Borrower, covering the real estate located at 125 Titus Avenue, Warrington, Pennsylvania (the "Real Estate"), and all fixtures, machinery and equipment necessary or incidental to the general operation and maintenance thereof and all renewals and replacements thereof or additions thereto, and such other property as the Bank may reasonably require, all as is more specifically described in the Mortgage. The Mortgage shall be a fifth lien on a good and marketable fee simple title to the mortgaged property, free and clear of all prior liens, restrictions, easements and other encumbrances and title objections except such as may have been approved in writing by the Bank, and except a mortgage to Bank in the amount of One Million One Hundred Sixty Thousand Dollars ($1,160, 000.00) dated May 21, 1993, two existing mortgages in favor of Bank each in the amount of Three Hundred Thousand Dollars ($300,000.00) dated February 21, 1992 and August 21, 1995, respectively, and a mortgage to Bank in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000.00), dated even date herewith.

                            (3) Unconditional Guaranty Agreements, in favor of
Bank, executed by the Guarantors, which Guaranty Agreements shall guarantee payment and not merely collection of the entire indebtedness evidenced by the Note, and also the prompt performance of all obligations under the Note and this Agreement, and, as to the Guaranty of N.R.C. Acquisition Corp., the prompt performance of all obligations under all other documents evidencing the Loans and all other payments and obligations from Borrower to Bank now existing or hereafter arising, provided, however, that the Guaranty Agreement of Measurement Dynamics LLC, as such Agreement relates to the Line of Credit Agreement, shall be limited only to the maximum of Four Hundred Thousand Dollars ($400,000.00) owed under the Line of Credit Agreement plus interest and costs relating to such amount.

                            (4) Assignment of a confirmed letter of credit and
the proceeds thereof in the original face amount of Six Million Four Hundred Seventy-One Thousand Ninety Dollars and Ninety-Five Cents ($6,471,090.95) issued by the Korea Exchange Bank, said assignment being referred to herein as the "Assignment of the Korea Exchange Bank Letter of Credit".

                            (5) Assignment of all existing and future government
contracts, and the proceeds thereof, between Borrower and the United States Government, or any agency, department or unit thereof, where the total contract amount exceeds Five Hundred Thousand Dollars ($500,000.00). Borrower shall execute a General Assignment of Government Contracts

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on the date hereof and, subject to the provisions set forth below, provide specific assignments of and consents to the assignment of those contracts promptly after each such contract is executed.

                            (6) At Bank's request, confirmation by CoreStates
Trade Finance Department and assignment of any and all future letters of credit, and the proceeds thereof, to or in favor of Borrower as beneficiary where the amount of such letter of credit exceeds One Million Dollars ($1,000,000.00).

                  To the foregoing ends, contemporaneously with the execution and delivery of this Agreement, (i) the Borrower will execute and deliver to the Bank the Mortgage and Borrower's Security Agreements, (ii) the Borrower will execute and deliver to the Bank the Assignment of the Korea Exchange Bank Letter of Credit and the General Assignment of Government Contracts, (iii) the Guarantors will execute and deliver to the Bank the Guaranty Agreements, and
(iv) the Guarantors will execute and deliver to the Bank the Guarantors' Security Agreements. If, as and when letters of credit are issued to or in favor of Borrower as beneficiary as provided in subsection (6) above, Borrower shall, promptly upon request of Bank, provide confirmation to the CoreStates Trade Finance Department and execute all reasonably required documentation to effect the assignment of the letter of credit to Bank. Borrower shall make all reasonable efforts and take all required steps to attempt to obtain the specific assignment of and consent to the assignment of all existing and future contracts as specified in Section 2.08(5) above, such efforts to include, without limitation, the preparation and filing of all initial documents and requests, the preparation and filing of appropriate responses to requests for follow-up documentation and follow-up efforts on all such requests by telephone and written correspondence. Copies of any and all correspondence to and from any government, governmental agency or unit thereof, in connection with all such Assignments shall be supplied to Bank contemporaneously as such correspondence is generated or received.

                  Section 2.09. Line of Credit Agreement Not a Commitment to Lend. Borrower acknowledges and agrees that no provision hereof, and no course of dealing by Bank in connection herewith, shall be deemed to create or shall imply the existence of any commitment or obligation on the part of Bank to make the Line of Credit Loans or any advances thereunder. The Line of Credit Loans and all advances thereunder shall be made solely at Bank's discretion.

                  Section 2.10. Right of Bank to Demand Repayment. Notwithstanding anything to the contrary in this Agreement or any of the other agreements or documents executed and delivered in connection herewith, the Bank may at any time in their sole discretion with or without cause and notwithstanding that there shall not have occurred a default hereunder demand payment of the Loans. The defaults described in Article VII hereof shall not prescribe the conditions under which the Bank may demand payment or limit in any manner the demand nature of the Master Demand Note issued pursuant to Section
2.05 of this Agreement. Upon the occurrence of any default which is continuing and which is not otherwise waived by the Bank, the Bank shall have immediately available to it the rights and remedies set forth under Article VII of this Agreement.


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                  Section 2.11. Late Fees. In the event any of the aforesaid payments of interest, in whole or in part, are fifteen (15) days beyond their due date, Borrower shall pay Bank a "late charge" of five cents ($.05) for each dollar ($1.00) so overdue to cover the extra expenses of handling delinquent payments.

                  Section 2.12. Unutilized Line Fee. The Borrower shall pay to the Bank annually, on January l of each year, a fee with respect to the unused portion of the Borrowing Availability equal to one-quarter percent (1/4%) per year (based on a three hundred sixty-five [365] day year) of the average unused portion of the Borrowing Availability for the preceding calendar year (or portion thereof). The unused portion of the Borrowing Availability shall, for the purpose of calculating the unutilized line fee pursuant to this Section 2.12, be deemed to be, for any day this Agreement is in effect, the difference between Five Million Five Hundred Thousand Dollars ($5,500,000.00) and the principal amount of the Line of Credit Loans outstanding plus the face amount of the Letters of Credit outstanding on that day (less any draws under the Letters of Credit which have been reimbursed by the Borrower).

                  Section 2.13. Letter of Credit Fees. The Borrower shall pay to the Bank upon the issuance of any Letter of Credit, and thereafter, annually, a fee equal to one-half percent (1/2%) per annum (based on a three hundred sixty-five [365] day year) based on the face amount of the Letter of Credit issued. The Letter of Credit fee shall be paid in full at the time of issuance of any such Letter of Credit, and thereafter annually, together with issuance and amendment fees as determined by the Bank from time to time.

                  Section 2.14. Letters of Credit. Relying on the representations and warranties set forth in this Agreement, and subject to such terms and conditions as the Bank may from time to time require (including without limitation, the execution and delivery by the Borrower of the Bank's standard form of the letter of credit application in such form as shall be acceptable to the Bank), the Bank agrees to issue letters of credit (in such form as shall be acceptable to the Bank) for the account of Borrower and for the benefit of customers or suppliers of Borrower in an aggregate face or stated amount at any time outstanding not exceeding the Borrowing Availability; provided, however, that the aggregate face or stated amount of Letters of Credit at any time outstanding (less any draws under the Letters of Credit which have been reimbursed by the Borrower), plus the aggregate principal amount of all Loans made or extended pursuant to this Agreement at any time outstanding shall not exceed the Borrowing Availability. On the date when the Loans shall be due and payable (by demand or otherwise), the Borrowing Availability shall be automatically reduced to zero, provided, however, that Bank shall have the right, in its sole discretion, to require collateral and related documentation from Borrower to secure the aggregate face or stated amount of the then outstanding Letters of Credit, which collateral and related documentation may take the form of either i) cash collateral equal the aggregate face or stated amount of the then outstanding Letters of Credit; or, ii) upon mutual agreement of Bank and Borrower, either y) a new loan, adequately secured as determined by Bank, in Bank's sole discretion, or z) the Line of Credit Loan may be permitted to continue, with the same collateral, with the Borrowing Availability limited to an amount equal to the aggregate face or stated amount of Letters of Credit at that time outstanding (less any draws under the Letters of Credit

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which have been reimbursed by the Borrower) to be utilized by the Bank for any draws under such Letters of Credit for so long as and to the extent such Letters of Credit remaining outstanding. In the event the Bank elects to continue the Line of Credit Loan to secure the outstanding Letters of Credit, the Borrower shall not be permitted to obtain or receive any additional advances under this Agreement except only to the extent advances are made by the Bank for any draws under such Letters of Credit.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

                  Section 3.01. Condition Precedent to first Line of Credit Loan. The obligation of the Bank to make the first Line of Credit Loan to the Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Line of Credit Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

                            (1) The Master Demand Note duly executed by the
Borrower.

                            (2) The Mortgage duly executed by the Borrower for
recording as a fifth lien mortgage lien on the Real Estate located at 125 Titus Avenue, Warrington, Pennsylvania.

                            (3) The Borrower's Security Agreements duly executed
by the Borrower, together with such number of financing statements (UCC-1) duly executed by the Borrower, as debtor, for filing under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Borrower's Security Agreements.

                            (4) The Assignment of the Korean Exchange Bank
Letter of Credit and the General Assignment of Government Contracts duly executed by the Borrower.

                            (5) A certificate (dated the date of this Agreement)
of the Secretary of the Borrower setting forth and certifying as true and correct all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement.

                            (6) The Guaranty Agreements executed by the
Guarantors.

                            (7) The Guarantors' Security Agreements duly
executed by the Guarantors, together with such number of financing statements (UCC-1) duly executed by the Guarantors, as debtor, for filing under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Guarantors' Security Agreements.

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                            (8) A certificate (dated the date of this Agreement)
of the Secretary of the Guarantors (a) setting forth and certifying as true and correct all corporate action taken by the Guarantors, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement and (b) certifying the names and true signatures of the officers of the Guarantors authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Guarantors under this Agreement.

                            (9) Evidence of all policies of fire insurance with
extended coverage and flood coverage (if necessary), covering any loss or damage to the Real Estate and insurable equipment, howsoever such loss or damage may arise, such insurance to be placed with such companies and in such amounts as Bank shall require. All premiums required to maintain all such insurance in force and effect shall be paid by Borrower, and evidence of payment shall be furnished to Bank. All such insurance shall be maintained in such form as to be available to and for the protection of Borrower and Borrower's agents and Bank. The fire and casualty insurance policy or policies shall contain the standard mortgagee and loss payee clause making losses payable thereunder to Bank. Receipt of evidence of insurance policies acceptable to Bank pursuant to any provisions hereunder shall not thereafter bar Bank from requiring additional insurance, as Bank may deem necessary or desirable from time to time.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants to the Bank that:

                  Section 4.01. Incorporation, Good Standing and Due Qualification. The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and, to the best of Borrower's knowledge, is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

                  Section 4.02. Corporate Power and Authority. The execution, delivery, and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the shareholders of such corporation; (2) contravene such corporation's charter or bylaws; (3) cause Borrower to violate any provision of or cause or result in a breach of or constitute a default under any law, rule, regulation (including, without limitation, all regulations of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (4) cause or result in a breach of or constitute a default by Borrower under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; or (5) cause or result in or require the creation or

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imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation except as contemplated by this Agreement.

                  Section 4.03. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of the Borrower, or, Guarantors, where applicable, enforceable against the Borrower, or, the Guarantors, where applicable, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor's rights generally.

                  Section 4.04. Financial Statements; Accuracy of Information. All information, financial statements, exhibits and reports furnished by the Borrower and the Guarantors, to the Bank in connection with this Agreement and the borrowings contemplated hereby are, and all such information, financial statements, exhibits and reports hereafter furnished by the Borrower and the Guarantors, to the Bank will be true and correct in every material respect on the date furnished to the Bank, and no such information, financial statements, exhibit or report contains or will contain any material misstatement of fact or omits or will omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

                  Section 4.05. Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or the Guarantors are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower or the Guarantors.

                  Section 4.06. Other Agreements. The Borrower is not a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporation restriction which is reasonably likely to have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. The Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

                  Section 4.07. Litigation. There is no pending or, to Borrower's knowledge, threatened action or proceeding against or affecting the Borrower before any court, governmental agency, or arbitrator which is reasonably likely to, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform its obligation under the Loan Documents to which it is a party.

                  Section 4.08. No Defaults on Outstanding Judgments or Orders. The Borrower has satisfied all judgments and is not in material default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

                  Section 4.09. Ownership and Liens. The Borrower and the Guarantors have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or Guarantors is subject to any Lien, except for existing purchase money liens and liens in favor of Bank.

                  Section 4.10. ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under
Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

                  Section 4.11. Operation of Business. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and the Borrower is not in material violation of any valid rights of others with respect to any of the foregoing.

                  Section 4.12. Taxes. The Borrower and the Guarantors have filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except the filing of tax returns or the payment of taxes, if any, being contested by the Borrower or the Guarantors, and disclosed to the Bank in writing or those where the failure to file or pay is not reasonably likely to have a material adverse effect on Borrower.

                  Section 4.13. Debt. The Borrower is not indebted under any credit agreement, indenture, purchase agreement, guaranty, Capital Lease Obligations, or other investment, agreement or arrangement except as disclosed in the Borrower's financial statements or as otherwise disclosed to the Bank in writing.

                  Section 4.14. Environmental Matters. To the best of the Borrower's knowledge, no real property owned or leased by the Borrower, or owned by the Guarantors is in material violation of any Environmental Laws, no Hazardous Materials are present on said real property except for materials used in Borrower's business which are stored, maintained and utilized in accordance with all applicable laws, rules and regulations, and neither the Borrower nor the Guarantors have been identified in any litigation, administrative proceedings or investigation as a responsible party for any liability under any Environmental Laws.

                  Section 4.15. Mortgage Liens. The mortgage lien granted to the Bank pursuant to the Mortgage will be superior and prior to any liens of all third persons existing on the date of its execution and delivery or thereafter arising by way of lien or otherwise to the full extent provided by law upon the recording of such mortgage in the Office of the Recorder of Deeds of Bucks County except for existing first, second and third mortgages to Bank and a mortgage to Bank in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000.00), dated even date herewith. All such action as is necessary to establish the mortgage lien of the Bank and their priority as described in the preceding sentence will have been taken, and there will be as of the date of recording of such mortgage no necessity for any further action in order to protect, preserve and continue the mortgage lien and such priority, except that if the failure to record the Mortgage or the recording of the Mortgage in a different order of priority is the result of the actions or inactions of Bank, Borrower shall have no obligation or liability in connection therewith. All recording fees and other expenses in connection with each such action have been or will be paid by the Borrower.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

                  So long as the Note shall remain unpaid or this Agreement shall remain in effect, the Borrower will:

                  Section 5.01. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to qualify would have a material adverse effect upon Borrower.

                  Section 5.02. Maintenance of Records. Keep accurate records and books of account, in which complete entries will be made in accordance with the GAAP consistently applied, reflecting all financial transactions of the Borrower.

                  Section 5.03. Maintenance of Properties. Maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its material business in reasonably good working order and condition, ordinary wear and tear excepted.

                  Section 5.04. Conduct of Business; Permits and Approvals; Compliance with Laws. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement; maintain in full force and effect, its franchises, and all licenses, patents, trademarks, tradenames, contracts, permits, approvals and other rights necessary to the profitable conduct of its business; and comply in all material respects with all applicable laws, rules, regulations and orders, except for noncompliance which is not reasonably expected to have any adverse effect on Borrower.

                  Section 5.05. Maintenance of Insurance. Maintain insurance, including the fire insurance and flood insurance policies described in Section 3.01(9) above, naming Bank as Lender Loss Payee, with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similar situated, which insurance may provide for reasonable deductibility from coverage thereof.

                  Section 5.06. Payment of Debt; Payment of Taxes, Etc. Promptly pay and discharge:

                            (1) All of its Debt in accordance with the terms
thereof;

                            (2) All taxes, assessments, and governmental charges
or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default;

                            (3) All lawful claims for labor, materials and
supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof;

provided, however, that so long as the Borrower first notifies the Bank of its intention to do so, the Borrower shall not be required to pay and discharge any such Debt, tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in a Default or an Event of Default under Section 7.01(7) and so long as no foreclosure or other similar proceeding shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

                  Section 5.07. Right of Inspection. At any reasonable time and from time to time, during normal business hours and with reasonable prior notice, permit the Bank or any agent or representative thereof (a) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and the Guarantors, and to inspect and verify all inventory of Borrower, and (b) to discuss the affairs, finances, and accounts of the Borrower and the Guarantors, with any of its officers and directors and the Borrower's independent accountants. Borrower shall pay all costs assessed by Bank for such inspections, or field examinations.

                  Section 5.08.    Reporting Requirements.  Furnish to the Bank:

                            (1) Within sixty (60) days after the end of each
fiscal quarter of the Borrower and the Guarantors, internally prepared financial statements of the Borrower and the Guarantors, including a balance sheet and related statements of income and shareholders' equity together with Borrower's Form 10-Q, as filed;

                            (2) Within one hundred twenty (120) days after the
close of each fiscal year of the Borrower and the Guarantors, financial statements of the Borrower and the Guarantors, including a balance sheet and related statements of income, shareholders' equity, and changes in financial position together with Borrower's Form 10-K, as filed, all in reasonable detail, together with all supporting schedules and notes, and prepared on an audited basis by independent certified public accountants satisfactory to the Bank in its reasonable discretion. Bank will, on an annual basis, review with Borrower the quality of the work produced by Borrower's accountants;

                            (3) Within thirty (30) days after the end of each
fiscal quarter of the Borrower, updated cash flow projections for the current quarter;

                            (4) Within fifteen (15) days after the end of each
month, accounts receivables and accounts payable agings; and

                            (5) Such other information respecting the condition
or operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request, including but not limited to financial projections tax returns, and listings of assets.

                  Section 5.09. Financial Covenants. Maintain a debt to worth ratio not to exceed 1.25 to 1 and a minimum current ratio of 1.5 to 1. For purposes of calculation of the minimum current ratio, the entire outstanding balance under this Agreement shall be shown as a current liability. These ratios will be measured and reviewed annually after receipt of the audited annual financial statements.

                  Section 5.10. Further Assurances. Do such further acts and things and execute and deliver to the Bank such additional assignments, agreements, powers and instruments, as the Bank may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Bank its rights, powers and remedies hereunder.

                  Section 5.11. Cross-Default and Cross-Collateralization. Agree that all existing and future loan obligations of Borrower shall be cross-collateralized and cross-defaulted.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

                  So long as the Note shall remain unpaid or this Agreement shall remain in effect, the Borrower will not:

                  Section 6.01. Liens. Create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

                            (l) Liens in favor of the Bank;

                            (2) Liens for taxes or assessments or other
government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves are maintained and so long as no foreclosure, distraint, sale or other similar proceedings shall have been commenced with respect thereto;

                            (3) Deposits, or pledges to secure the performance
of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations; surety, indemnity, performance, or other similar bonds; or other similar obligations, all arising in the ordinary course of business.

                            (4) Existing purchase money Liens on equipment and
vehicles so long as each such Lien (i) exists upon the same terms as those existing on the date hereof and (ii) does not secure indebtedness in a principal amount greater than that outstanding on the date hereof and no additional assets are furnished as Collateral to secure such Liens.

                            (5) Liens securing Debt permitted under Section 6.02
of this Agreement.

                  Section 6.02. Debt. Create, incur, assume, or suffer to exist any Debt, except:

                            (l) Bank Debt under this Agreement, the Note, the
other Loan Documents or under any other document, instrument or agreement between the Borrower and the Bank, including a Term Loan to Borrower dated even date herewith in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000.00);

                            (2) Current accounts payable, accrued expenses and
other current items arising out of transactions (other than borrowings) in the ordinary course of business;

                            (3) Indebtedness secured by purchase money security
interests and capitalized leases of equipment and vehicles, provided that the total aggregate principal amount

(including Capitalized Lease Obligations) of all such indebtedness incurred during each calendar year shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and provided that the liens and security interests securing such indebtedness i) are limited to the specific identified asset purchased with such indebtedness, and ii) except for the priority obtained as a result of its classification as a purchase money security interest, shall in no way affect or impair the existing liens and security interests in favor of Bank; and

                            (4) Indebtedness hereafter incurred in connection
with a Lien permitted in Section 6.01 above, including debt for existing purchase money obligations.

                  Section 6.03. Mergers, Etc. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, except that Bank shall permit the acquisition of the assets of TSA Systems, Ltd. and a division of Teledyne Corporation and the Measurement Dynamics LLC transactions.

                  Section 6.04. Dividends. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such whether in cash, assets or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock, if such dividend, stock purchase, or other action described in this paragraph would cause or result in the occurrence of an Event of Default as defined herein.

                  Section 6.05. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets except: (a) for inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (c) the sale or other disposition of assets provided the proceeds of sale are used either to pay down existing term loans owed by Borrower to Bank or to purchase substantially similar replacement assets.

                  Section 6.06. Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

                  Section 6.07. Hazardous Materials; Indemnification. Use, generate, treat, store, dispose of or otherwise introduce any Hazardous Materials into or on any real property owned or leased by it, except in an environmentally safe manner through methods meet in all material respects all of the standards of the Federal Environmental Protection Agency and any other federal, state or local agency with authority to enforce Environmental Laws. The Borrower hereby agrees to indemnify, reimburse, defend and hold harmless the Bank and its director's, officers, agents and employees ("Indemnified Parties") for, from and against all demands, liabilities, damages, costs, claims, suits, actions, legal or administrative proceedings, interest, losses, expenses and reasonable attorney's fees (including any such fees and expenses incurred in enforcing this indemnity) asserted against, imposed on or incurred by any of the Indemnified Parties, directly or indirectly pursuant to or in connection with the application of any Environmental Law to acts or omissions occurring at any time on or in connection with any real estate owned or leased by the Borrower or any business conducted thereon, except for acts or omissions of Bank, its employees or authorized agents. None of the aforesaid shall in any way limit or restrict the right of Borrower to defend claims asserted against it or any of the Indemnified Parties.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

                  Section 7.01. Events of Default. If any of the following events ("Events of Default") shall occur:

                            (1) The Borrower shall fail to pay the principal of,
or interest on, the Note or any amount of a commitment fee or any other amount due hereunder, if such failure is not cured within fifteen (15) days after written notice thereof has been given to Borrower by Bank;

                            (2) Any representation or warranty made or deemed
made by the Borrower in this Agreement or the Security Agreements which are contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Documents shall prove to have been incorrect in any material respect on or as of the date made or deemed made and the Borrower shall not have cured the effect of such false or misleading statements within fifteen (15) days after it occurs;

                            (3) The Borrower shall fail to perform or observe
any term, covenant, or agreement contained in any Loan Document to which it is a party on its part to be performed or observed, where such failure to perform or observe is not cured within thirty (30) days after written notice thereof has been given to the Borrower by the Bank;

                            (4) A default in the payment or performance of any
obligation of the Borrower to the Bank other than under this Agreement or the Note and such default shall have continued uncured after the giving of any required notice or past the expiration of any applicable grace or cure period;

                            (5) The Borrower shall (a) fail to pay any
indebtedness of the Borrower, the principal face amount of which exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), (other than indebtedness to Bank), or any interest or premium thereon, within fifteen (15) days of its due date (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to pay or perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, unless such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                            (6) The Borrower (a) shall generally not, or shall
be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (d) shall have any such petition or application filed or any such proceeding commenced against it, in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of thirty (30) days or more; or (e) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more;

                            (7) One or more judgments, decrees, or orders for
the payment of money in excess of Twenty-Five Thousand Dollars ($25,000.00) shall be rendered against the Borrower, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of fifteen (15) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

                            (8) Any of the following events occur or exist with
respect to the Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings;
(e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer

Plan, the PBGC, or otherwise (or any combination thereof) which in the reasonable determination of the Bank is reasonably likely to have a material adverse effect on the financial condition, properties or operations of the Borrower;

then, and in any such event, the Agreement shall terminate and the entire amounts outstanding under the Loans and all interest thereon and all other amounts payable under this Agreement shall become and be immediately due and payable; provided that upon the happening of a Default specified in Section 7.01(6), this Agreement shall terminate and the outstanding Note and all interest thereon and all other amounts payable thereunder shall be immediately due and payable without declaration or other prior notice to the Borrower. Thereupon Bank shall have all of the rights and remedies available to it under the Loan Documents or otherwise at law or in equity. The Borrower expressly waive any presentment, demand, protest or further notice of any kind. With respect to all Loans payable on demand, the Bank's rights to demand payable shall not be restricted or impaired by the absence, non-occurrence or waiver of a default, and it is understood that the Bank may demand payment at any time.

                                  ARTICLE VIII

                                   TERMINATION

                  Section 8.01. So long as no default which is continuing has occurred hereunder, this Agreement shall remain in full force and effect until either Borrower gives notice of termination to the Bank or the Bank gives notice of termination to Borrower (in either case, a "Termination Notice"), which must be given and confirmed in writing. Upon the giving of a Termination Notice, the outstanding principal of all Loans plus accrued interest to the date of repayment outstanding under the terms of this Agreement shall be immediately due and payable.

                                   ARTICLE IX

                             CONFESSION OF JUDGMENT

                  Section 9.01. Upon the occurrence of any default not cured within the applicable grace period, Borrower irrevocably authorizes and empowers any attorney or any clerk of any court of record to appear for and confess judgment against Borrower for such sums as are due and owing on this Line of Credit Agreement and the Master Demand Note, with or without declaration, with costs of suit, without stay of execution and with reasonable attorneys' fees added for collection fees. If a copy of this Agreement and the Master Demand Note, verified by affidavit by or on behalf of the Bank, shall have been filed in such action, it shall not be necessary to file the original of this Agreement and the Master Demand Note. The authority granted hereby shall not be exhausted by the initial exercise thereof and may be exercised by the Bank from time to time until all sums payable by Borrower have been paid in full.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.01. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, (and, if an amendment, modification or termination, also by Borrower), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  Section 10.02. Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic and telex transmissions and facsimile transmissions, if subject to pre-established verification procedures) and mailed or transmitted and delivered, if to the Borrower, at:

                                    Nuclear Research Corporation
                                    125 Titus Avenue
                                    Warrington, PA  18976
                                    Attention:     Mark Pollock

                  if to CoreStates Bank, N.A. at:

                                    CoreStates Bank, N.A.
                                    4259 Swamp Road, Suite 410
                                    Fourth Floor
                                    Doylestown, PA  18901
                                    Attention:   Edward F. Mulligan,
                                                 Vice President

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.02.

                  Section 10.03. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or remedy under any Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

                  Section 10.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

                  Section 10.05. Costs, Expenses, and Taxes. The Borrower agrees to pay (a) all costs and expenses in connection with the preparation, execution, delivery, filing, recording of any of the Loan Documents including but not limited to the reasonable fees and out-of-pocket expenses of counsel for the Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under any of the Loan Documents; and (b) all costs and expenses, if any, in connection with the enforcement of any of the Loan Documents including but not limited to the reasonable fees and out-of-pocket expenses of counsel for the Bank and local counsel who may be retained by said counsel incurred by the Bank in connection with the enforcement and collection of the Loans and the Loan Documents and with respect to advising the Bank as to its rights and responsibilities under any of the Loan Documents. In addition, the Borrower shall pay any and all stamp and similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees, so long as such delay or omission is not caused by Bank.

                  Section 10.06. Right of Setoff. The Bank are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured. The Bank agree promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section 8.06 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

                  Section 10.07 Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

                  Section 10.08. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

                  Section 10.9. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Bank of the Loan and the execution and delivery to the Bank of the Note and shall continue in full force and effect so long as the Note or any amounts due hereunder are outstanding and unpaid.

                  Section 10.10. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

                  Section 10.11. JURISDICTION AND VENUE. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY IN THE COMMONWEALTH OF PENNSYLVANIA WHERE BANK OR BORROWER MAINTAIN AN OFFICE AND AGREES NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY.

                  Section 10.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS AGREEMENT.

                  IN WITNESS WHEREOF, INTENDING TO BE LEGALLY BOUND HEREBY, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

"Borrower"                           NUCLEAR RESEARCH CORPORATION

                                     By:  /s/ Earl M. Pollock
                                          ------------------------- (SEAL)
                                          Name:  Earl M. Pollock
                                          Title:  President


"Bank"                               CORESTATES BANK, N.A.

                                     By:  /s/ Edward F. Mulligan
                                          ------------------------- (SEAL)
                                          Name:  Edward F. Mulligan
                                          Title:   Vice President